Exhibit 10.7.5

BOARD OF DIRECTORS
OF
MARRIOTT INTERNATIONAL, INC.

NO:        BOARD 2019 - 12

DATE:        February 15, 2019

Approval of Amendment to the
Marriott International, Inc. Stock and Cash Incentive Plan

WHEREAS, Marriott International, Inc. (the “Company”) maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to Article 17.1 of the Plan, the Company’s Board of Directors (the “Board”) may amend the Plan at any time;

WHEREAS, Article 10.4 of the Plan provides that no individual shall be eligible to receive a payment with respect to cash performance-based awards in excess of $4 million in any calendar year (the “Individual Cash Award Limit”);

WHEREAS, the Compensation Policy Committee (the “Committee”) of the Board has recommended that the Board approve an amendment to the Plan to increase the Individual Cash Award Limit from $4 million to $7.5 million per calendar year; and

WHEREAS, the Board has reviewed the Committee’s recommendation and believes it is reasonable and appropriate.

NOW THEREFORE, BE IT RESOLVED, that, effective for performance periods beginning on or after January 1, 2019, Article 10.4 of the Plan shall be amended to increase the Individual Cash Award Limit from $4 million to $7.5 million per calendar year; and

BE IT FURTHER RESOLVED, that the Chairman, Chief Executive Officer, and any Vice President of the Company, or their designees, are authorized in the name of, and on behalf of, the Company to take any and all such actions and to expend such funds as shall be necessary or appropriate, in their judgment, to carry out the intent and purposes of this Resolution.

By the Board of Directors

/s/ Bancroft S. Gordon

Bancroft S. Gordon
Corporate Secretary

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